Exhibit 99.1(b)

January 18, 2021

To

The Board of Directors

of Mer Telemanagement Solutions Ltd.

15 Hatidhar St., Ra’anana 4366517, Israel

Via Email:

roy_h@mer-group.com; scott@aivitabiomedical.com;
merhaim@mer.co.il; Ofira.bar@mtsint.com;
glusband@clm.com

Re: A demand to summon a General Meeting of Mer Telemanagement Solutions Ltd.

(the “Company”)

1.	On behalf of our client, Custodian Ventures LLC, a Wyoming, USA limited liability company (“Custodian”), we hereby inform you that Custodian purchased 424,800 shares of Ordinary Shares of the Company representing approximately 9.6% of the issued and outstanding share capital of the Company and the voting rights therein. Such number of shares, exceeding 5%, entitles our client the right to demand the convening of a general meeting of the Company’s shareholders in accordance with the provisions of section 63(b)(2) of the Israeli Companies Law, 1999 (the “Special Meeting” and “Companies Law”, respectively). A confirmation of ownership proving our client’s ownership of the shares will be delivered to you in the coming days.

2.	Therefore, in accordance with the provisions of the Companies Law, you are requested to summon immediately and no later than February 8, 2021, the Special Meeting of the Company, the agenda of which is as follows:

A.	Termination of the term of office of all the current members of the board of directors of the Company (Haim Mer, Isaac Onn, Scott Burell), excluding the external directors of the Company;

B.	Appointment of those listed below as directors in lieu of the directors specified in section A above, with one of them being classified as an independent director: David Elliot Lazar, David Aboudi, Uri Ben-Or (independent director).

3.	Declarations of eligibility of the candidates listed above to serve as directors, including the personal information required by the Companies Regulations (Notice and Advertisement of General Meeting and Class Meeting of Public Companies and Addition of Agendas) and additional documents, including the resume of the candidates to serve as directors and the signed D&O questionnaires, will be sent to you in the coming days.

4.	Should the board of directors of the Company or any other entity requests that additional matters be included in the agenda of the Special Meeting, it is required to do so by adding separate resolutions that may be voted upon or against, and shall not be included in the resolutions contained in this letter.

5.	Should you not act in accordance with the contents of this letter and in accordance with the law and publish a summons to the Special Meeting within 21 days from the date of this letter as required therein (in accordance with Section 63(c) of the Companies Law), our client maintains all its rights and claims, including the possibility of acting under section 64 and/or section 65 of the Companies Law, by convening a general meeting by the shareholders themselves and/or application to court. All expenses incurred in such proceedings, if required, will be borne by you.

6.	Many actions previously taken by the Company have not been in the best interest of it nor its shareholders, including, among others, capital raises under unfavorable terms. Accordingly, we hereby demand that until the time of the Special Meeting, the Company will not take any action not in the ordinary course of business, including, without limitation, any dispositions of its assets, or securities offerings, whether public or private. In addition, we demand that the board of directors of the Company shall not appoint any additional directors to the Company’s board of directors prior to the Special Meeting.

7.	Notwithstanding the above, should the Company be required to raise additional funds until the Special Meeting is convened, our client will be willing to consider providing the Company with a loan or make an investment in the Company on market terms to cover such requirement.

8.	Any action in violation of, or conflict with, the forgoing will be a clear violation of the fiduciary duties of the directors and officers to the Company, reflecting an attempt to protect their position as members of the board of directors of the Company and/or its management, while continuing to exploit the resources of the Company without regard for the Company’s best interest and on the account of the Company’s shareholders.

9.	Accordingly, our client will hold each and every one of the directors and officers personally liable for any damage that may be caused to the shareholders of the Company as a result of such actions.

Sincerely,

/s/ Lior Ostashinsky
Lior Ostashinsky, Adv.